Exhibit 99.1

FOR IMMEDIATE RELEASE: OCTOBER 29, 2012

LEGGETT & PLATT REPORTS RECORD THIRD QUARTER EPS OF $.45

Carthage, MO, October 29, 2012 —

•	3Q EPS was $.45, an increase of 45% compared to $.31 for 3Q of 2011

•	3Q sales were $982 million, compared to $941 million last year

•	3Q EBIT margin increased to 10.7%, compared to 7.6% last year

•	2012 EPS guidance is increased to $1.45—1.52, on sales of $3.70—3.75 billion

•	NOTE: Due to the storm, the conference call DIAL-IN NUMBER CHANGED to (404) 991-2747; conference ID is 59977476

Leggett & Platt reported third quarter EPS of $.45, compared to $.31 in last year’s third quarter. Third quarter sales were $982 million, a $41 million, or 4%, increase versus the prior year. Same location unit volumes increased 7%, but were partially offset by a 4% revenue decline caused largely by lower rod mill trade sales and changes in currency rates. Acquisitions, net of divestitures, increased sales by 1%.

Record Earnings

President and CEO David S. Haffner commented, “In the third quarter we set a new record of $.45 for EPS from continuing operations. Prior to 2012, that quarterly record was $.39, set in 2006. Importantly, we accomplished this milestone based upon strong operational performance as a result of higher volumes and margins, and without the benefit of unusual income items.

“As expected, we realized significant earnings leverage on higher unit volumes. Quarterly EBIT improved 47% versus last year as a result of unit volume growth, lower raw material costs in some business units, late-2011 restructuring activity, and the Western Tube acquisition. Third quarter EBIT margin increased from 7.6% last year to 10.7% for 2012. We are comfortable that, in 2012, we will set a new record for full year EPS from continuing operations. In addition, we are encouraged by improved consumer confidence and housing statistics, which bode well for longer term future demand.

“We continue to maintain a very strong financial base. Through the first three quarters, cash from operations was $241 million, a 19% increase versus last year. Net debt to net capital was 33% at quarter’s end, comfortably within our long-term 30%—40% target range. We issued $300 million of debt in August, and used the proceeds to repay commercial paper. At quarter’s end, we had nearly $600 million available under our existing commercial paper program and revolver facility.

“We continue to assess our overall performance by comparing our Total Shareholder Return (TSR1) to that of peer companies on a rolling three-year basis. For the three-year period that began January 1, 2010, we have so far (over the last 34 months) generated TSR of 42%, compared to TSR of 34% for the S&P 500 index. Our TSR performance ranks in the upper half of the S&P 500 companies, but is still a bit short of our goal to achieve TSR in the top one-third of the S&P 500 over the long-term.”

[1]	TSR = (Change in Stock Price + Dividends Received) / Beginning Stock Price; assumes dividends are reinvested

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Dividends and Stock Repurchases

In August, Leggett & Platt’s Board of Directors increased the quarterly dividend by one penny to $.29, a 3.6% increase. Thus, 2012 marks the 41st consecutive annual dividend increase, with a 13% compound annual growth rate.

Notably, Leggett & Platt possesses the highest dividend yield among the S&P 500 Dividend Aristocrats with more than 30 consecutive annual dividend increases. Further, only 11 members of the S&P 500 have a longer string of consecutive annual dividend increases. At Friday’s closing share price of $25.40, the indicated annual dividend of $1.16 per share generates a dividend yield of 4.6%.

During the third quarter, the company repurchased 0.6 million shares of its stock, and issued 1.1 million shares to employees, largely as employees exercised stock options. So far this year, the company has purchased 1.0 million shares and issued 2.6 million shares; as a result, the number of shares outstanding has modestly increased to 141.0 million.

2012 Outlook

Leggett & Platt anticipates 2012 trade sales of approximately $3.70—3.75 billion, with 2012 EPS of $1.45 - 1.52. Full year guidance reflects significant EPS improvement over the prior four years, in which reported EPS was $.62, $.70, $1.15, and $1.04.

Fourth quarter sales are estimated at approximately $830—880 million, with EPS of $.25—.32. The anticipated decline in both sales and EPS versus third quarter is consistent with the company’s normal seasonality. This occurs primarily in the Commercial Segment, reflecting retailers’ curtailment of store fixture purchases during the holiday shopping season. In addition, both the Residential Furnishings and Industrial Materials segments also routinely experience seasonal declines during the fourth quarter.

Over the last few years, Leggett & Platt significantly reduced its fixed cost structure, but purposely retained spare production capacity. Accordingly, unit sales can rebound appreciably without the need for large capital investment. As a result, the company has meaningful operating leverage that should continue to benefit earnings as market demand rebounds.

For over 20 years the company has generated operating cash in excess of the amount needed to fund dividends and capital expenditures. That should again be true this year, with cash from operations expected to exceed $350 million. Capital expenditures should be approximately $80 million for the year, and dividend payments should approximate $160 million.

SEGMENT RESULTS – Third Quarter 2012 (versus the same period in 2011)

Residential Furnishings – Total sales increased $9 million, or 2%; unit volume increased 4%, but was partially offset by currency rate changes. EBIT (earnings before interest and income taxes) increased $6 million, or 19%, from unit volume growth and lower raw material costs in some businesses.

Commercial Fixturing & Components – Total sales increased $21 million, or 15%; same location sales increased 21%, but were partially offset by a decline attributable to a small divestiture. EBIT increased $13 million, or 187%, primarily due to higher sales, with a smaller benefit from cost improvements.

Industrial Materials – Total sales increased $1 million, or 1%. The Western acquisition increased sales by 9%; however, same location sales decreased 8%, primarily due to lower trade sales at the steel rod mill. EBIT improved by $8 million, or 65%, as a result of lower steel costs in some businesses, the Western acquisition, and last year’s restructuring activity.

Specialized Products – Total sales increased $3 million, or 2%; unit volume grew by 5%, but was partially offset by currency rate changes. EBIT improved $2 million, or 11%, largely due to higher sales.

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Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on Tuesday, October 30. The webcast can be accessed (live or replay) from Leggett’s website. The dial-in number is (404) 991-2747; conference ID is 59977476 .

Fourth quarter results will be released after the market closes on Monday, February 4, 2013, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer (and member of the S&P 500) that conceives, designs and produces a variety of engineered components and products that can be found in most homes, offices, and automobiles. The 129-year-old firm is comprised of 20 business units, 18,000 employee-partners, and 130 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) components for residential furniture and bedding; b) office furniture components; c) drawn steel wire; d) automotive seat support & lumbar systems; e) carpet underlay; f) adjustable bed bases; g) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

- David M. DeSonier,  Senior Vice President of Corporate Strategy and Investor Relations

- Susan R. McCoy,      Staff Vice President of Investor Relations

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LEGGETT & PLATT	October 29, 2012

RESULTS OF OPERATIONS	THIRD QUARTER			YEAR TO DATE
(In millions, except per share data)	2012	2011	Change	2012	2011	Change
Net sales (from continuing operations)	$982.2	$940.9	4%	2,867.8	$2,781.9	3%
Cost of goods sold	776.7	770.5		2,296.8	2,259.6

Gross profit	205.5	170.4		571.0	522.3
Selling & administrative expenses	94.7	93.9	1%	285.1	287.8	(1%)
Amortization	6.5	4.7		19.1	14.4
Other expense (income), net	(0.6)	0.2		1.1	(4.8)

Earnings before interest and taxes	104.9	71.6	47%	265.7	224.9	18%
Net interest expense	9.7	8.2		25.5	23.3

Earnings before income taxes	95.2	63.4		240.2	201.6
Income taxes	28.6	18.1		66.1	54.5

Net earnings from continuing operations	66.6	45.3		174.1	147.1
Discontinued operations, net of tax	—	—		2.4	—

Net earnings	66.6	45.3		176.5	147.1
Less net income from non-controlling interest	(0.8)	(0.4)		(1.8)	(2.5)

Net earnings attributable to L&P	$65.8	$44.9	47%	$174.7	$144.6	21%

Earnings per diluted share
From continuing operations	$0.45	$0.31		$1.18	$0.98
From discontinued operations	$0.00	$0.00		$0.02	$0.00
Net earnings per diluted share	$0.45	$0.31	45%	$1.20	$0.98	22%
Shares outstanding
Common stock (at end of period)	141.0	139.1		141.0	139.1
Basic (average for period)	144.4	143.8		144.0	146.2
Diluted (average for period)	146.1	145.1		145.5	147.8

CASH FLOW	THIRD QUARTER			YEAR TO DATE
(In millions)	2012	2011	Change	2012	2011	Change
Net earnings	$66.6	$45.3		$176.5	$147.1
Depreciation and amortization	30.0	27.9		87.7	88.2
Working capital decrease (increase)	(8.4)	22.1		(55.1)	(69.9)
Asset Impairment	0.0	0.0		1.0	3.4
Other operating activity	6.5	5.7		30.9	33.2

Net Cash from Operating Activity	$94.7	$101.0	(6%)	$241.0	$202.0	19%
Additions to PP&E	(16.2)	(18.9)		(53.5)	(56.7)	(6%)
Purchase of companies, net of cash	(0.5)	(1.9)		(190.3)	(6.6)
Investment in unconsolidated entity	(22.4)	0.0		(22.4)	0.0
Proceeds from asset sales	1.9	1.7		9.3	20.3
Dividends paid	(39.3)	(38.2)		(117.5)	(117.0)
Repurchase of common stock, net	1.5	(50.5)		(1.3)	(207.6)
Additions (payments) to debt, net	31.7	41.1		211.4	125.2
Liquidation of interest rate swap agreement	(42.7)	0.0		(42.7)	0.0
Other	1.7	(18.8)		(5.4)	14.7

Increase (Decr.) in Cash & Equiv.	$10.4	$15.5		$28.6	$(25.7)

FINANCIAL POSITION	30-Sep
(In millions)	2012	2011	Change
Cash and equivalents	$264.9	$218.8
Receivables	589.7	576.7
Inventories	471.2	456.5
Other current assets	52.9	39.3

Total current assets	1,378.7	1,291.3	7%
Net fixed assets	575.4	600.9
Held for sale	20.5	19.3
Goodwill and other assets	1,271.3	1,110.8

TOTAL ASSETS	$3,245.9	$3,022.3	7%

Trade accounts payable	$292.0	$274.2
Current debt maturities	201.8	2.1
Other current liabilities	301.9	327.7

Total current liabilities	795.7	604.0	32%
Long term debt	860.2	897.3	(4%)
Deferred taxes and other liabilities	189.2	182.9
Equity	1,400.8	1,338.1	5%

Total Capitalization	2,450.2	2,418.3

TOTAL LIABILITIES & EQUITY	$3,245.9	$3,022.3

LEGGETT & PLATT

SEGMENT RESULTS	THIRD QUARTER			YEAR TO DATE
(In millions)	2012	2011	Change	2012	2011	Change
External Sales
Residential Furnishings	$479.7	$470.2	2.0%	$1,442.7	$1,393.1	3.6%
Commercial Fixturing & Components	161.5	140.5	14.9%	388.4	405.6	(4.2%)
Industrial Materials	159.6	156.8	1.8%	497.6	468.6	6.2%
Specialized Products	181.4	173.4	4.6%	539.1	514.6	4.8%

Total	$982.2	$940.9	4.4%	$2,867.8	$2,781.9	3.1%

Inter-Segment Sales
Residential Furnishings	$2.0	$2.1		$6.3	$6.7
Commercial Fixturing & Components	1.3	1.2		3.5	3.9
Industrial Materials	58.4	59.9		194.1	187.5
Specialized Products	9.6	14.3		33.1	34.4

Total	$71.3	$77.5		$237.0	$232.5

Total Sales
Residential Furnishings	$481.7	$472.3	2.0%	$1,449.0	$1,399.8	3.5%
Commercial Fixturing & Components	162.8	141.7	14.9%	391.9	409.5	(4.3%)
Industrial Materials	218.0	216.7	0.6%	691.7	656.1	5.4%
Specialized Products	191.0	187.7	1.8%	572.2	549.0	4.2%

Total	$1,053.5	$1,018.4	3.4%	$3,104.8	$3,014.4	3.0%

EBIT
Residential Furnishings	$39.7	$33.5	19%	$119.9	$116.8	3%
Commercial Fixturing & Components	19.2	6.7	187%	29.5	22.4	32%
Industrial Materials	19.3	11.7	65%	48.9	39.3	24%
Specialized Products	22.8	20.6	11%	66.6	60.1	11%
Intersegment eliminations and other	(1.8)	(1.8)		(7.0)	(5.6)
Change in LIFO reserve	5.7	0.9		7.8	(8.1)

Total	$104.9	$71.6	47%	$265.7	$224.9	18%

EBIT Margin [1]			Basis Pts			Basis Pts
Residential Furnishings	8.2%	7.1%	110	8.3%	8.3%	0
Commercial Fixturing & Components	11.8%	4.7%	710	7.5%	5.5%	200
Industrial Materials	8.9%	5.4%	350	7.1%	6.0%	110
Specialized Products	11.9%	11.0%	90	11.6%	10.9%	70

Overall from Continuing Operations	10.7%	7.6%	310	9.3%	8.1%	120

LAST SIX QUARTERS	2011			2012
Selected Figures	2Q	3Q	4Q	1Q	2Q	3Q
Trade Sales ($ million)	945	941	854	947	939	982
Sales Growth (vs. prior year)	8%	9%	7%	6%	(1%)	4%
EBIT ($ million)	79	72	13	75	86	105
EBIT Margin	8.4%	7.6%	1.5%	7.9%	9.2%	10.7%
Net Earnings—excludes discontinued oper. ($m)	55	45	9	44	65	66
Net Margin—excludes discontinued operations	5.8%	4.8%	1.0%	4.6%	6.9%	6.7%
EPS—continuing operations (diluted)	$0.37	$0.31	$0.06	$0.30	$0.43	$0.45
Cash from Operations ($ million)	54	101	127	65	81	95

Net Debt to Net Capitalization
Long term debt	856.6	897.3	833.3	1046.8	821.0	860.2
Current debt maturities	2.2	2.1	2.5	2.5	201.9	201.8
Less cash and equivalents	(203.3)	(218.8)	(236.3)	(261.2)	(254.5)	(264.9)

Net Debt	655.5	680.6	599.5	788.1	768.4	797.1

Total capitalization	2516.9	2418.3	2329.1	2586.6	2359.3	2450.2
Current debt maturities	2.2	2.1	2.5	2.5	201.9	201.8
Less cash and equivalents	(203.3)	(218.8)	(236.3)	(261.2)	(254.5)	(264.9)

Net Capitalization	2315.8	2201.6	2095.3	2327.9	2306.7	2387.1

Long Term Debt to Total Capitalization	34.0%	37.1%	35.8%	40.5%	34.8%	35.1%
Net Debt to Net Capital	28.3%	30.9%	28.6%	33.9%	33.3%	33.4%

Management uses Net Debt to Net Capital to track leverage trends across time periods with variable levels of cash.

Same Location Sales (vs. prior year)	2Q	3Q	4Q	1Q	2Q	3Q
Residential Furnishings	2%	6%	6%	7%	1%	2%
Commercial Fixturing & Components	(2%)	(5%)	(4%)	(8%)	(10%)	21%
Industrial Materials	18%	18%	18%	6%	(5%)	(8%)
Specialized Products	20%	17%	6%	6%	5%	2%
Overall from Continuing Operations	8%	9%	6%	4%	(2%)	3%

[1]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales. nm = not meaningful